Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Supreme Industries, Inc. Amended and Restated 2004 Stock Option Plan of our report dated February 5, 2007, on the consolidated financial statements and financial statement schedule of Supreme Industries, Inc. and its subsidiaries, which report is included in Form 10-K for Supreme Industries, Inc. for the year ended December 30, 2006.

/s/ Crowe Chizek and Company LLC
Crowe Chizek and Company LLC

South Bend, Indiana
May 29, 2007